FOR IMMEDIATE RELEASE

CONTACT:	Christopher Reed, Founder and CEO
310.217.9400 ext. 10

John Mills, Integrated Corporate Relations
310.954.1105• jmills@icrinc.com

REED’S INC ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

--Achieves record sales growth in excess of 50%--

Los Angeles, CA ― May 17, 2007 ― Reed’s, Inc. (OTC BB: REED), today announced its financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Highlights:

•	Net Sales increased 52.2% to approximately $3.0 million compared to the same period last year
•	Gross Profit increased 85.8% to approximately $540,000
•	Gross Profit Margin increased 3.2% to 17.9%

“We are very pleased with our first quarter results as we achieved record sales growth in excess of 50% over the prior year period validating the strong demand for our product offering within the mainstream marketplace,” commented Chris Reed, Founder and Chief Executive Officer. “During the first quarter, we benefited from the utilization of our IPO proceeds which enabled us to establish the necessary infrastructure to meet the significant demand for our product offering. Additionally, we began to invest in our sales force, the impact of which will be more heavily felt beginning in the second half of 2007 and beyond as we continue to extend the reach of the Reed’s brand into key national sales accounts.”

Mr. Reed continued, “Core to our growth strategy remains extending the reach of our brand through additional points of distribution. We recently announced exclusive distribution agreements with Manhattan Beer Distributors, Columbia Distribution and Great State Beverages which will enable us to expand our distribution beyond natural food accounts to the mainstream marketplace and generate additional brand awareness.”

Mr. Reed concluded, “Throughout the remainder of 2007 we will continue to build upon our leadership position within the high-growth ‘New Age’ beverage category. We are excited to launch our Virgil’s diet soda line during the second quarter of 2007 which will allow us to reach a larger audience and further expand our distribution network. Additionally, we see opportunity to further expand and enhance our product offering through specialty packaging and co-branding marketing opportunities. As a result, we believe we are well-positioned for growth for the remainder of 2007 and beyond.”

First Quarter 2007 Results

For the quarter ended March 31, 2007 net sales increased 52.2% to $3,012,690 from $1,979,272 for the same period in the prior year. Sales growth was driven by 37.2% and 38.0% increases in our core brands Reed’s Ginger Brews and Virgil’s Root Beer, respectively.

Gross profit for the quarter ended March 31, 2007 increased 85.8% to $539,622, or 17.9% of sales, from $290,396, or 14.7% of sales for the prior year.

Operating expenses for the quarter ended March 31, 2007 increased 79.4% to $1,003,508 from $559,386 from the prior year. The increase in general, administrative and selling expenses was primarily due to increased salaries and commissions as a result of an increase in the Company’s sales force, higher sales expenditures and expense associated with being a public company.

For the quarter ended March 31, 2007, interest expense decreased to $47,551 compared to interest expense of $100,607 in the first quarter of 2006. Interest expense decreased in the first quarter of 2007 principally due to the pay down of the Company’s lines of credit and certain long-term debt.

The net loss attributable to common stockholders for the quarter ended March 31, 2007 was $487,946 compared to a net loss of $369,597 for the quarter ended March 31, 2006. The net loss per share attributable to common stockholders - basic and fully diluted was $0.07 for each of the quarters ended March 31, 2007 and March 31, 2006.

For the quarter ended March 31, 2007, cash and cash equivalents were $469,643, working capital was $2,125,627, total debt (including long-term debt and obligations on lines of credit) was $2,365,856, stockholders’ equity was $4,115,270 and the accumulated deficit was $5,990,088.

About Reed’s, Inc.
Reed's develops, manufactures, markets and sells innovative, all natural, non-alcoholic beverages, candies and ice creams. Its non-alcoholic Ginger Brews are unique in the beverage industry being brewed from fresh ginger, spices and fruits. Award-winning gourmet product lines include: Reed's Ginger Brews, Reed's Ginger Juice Brews, Reed's Ginger Candies and Reed's Ginger Ice Creams. Additionally, the Company has acquired Virgil's Root Beer and China Cola product lines. Reed’s products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants nationwide and in Canada. For more information about Reed’s, please visit the company’s website at: www.reedsgingerbrew.com or call (800) 99-REEDS.

SAFE HARBOR STATEMENT

Some potions of this press release, particularly those describing Reed’s goals and strategies,  contain forward-looking statements within the meaning of Section 27A of the Securities Act of  1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While  Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including  difficulties in marketing its products and services, need for capital, competition from other  companies and other factors, any of which could have an adverse effect on the business plans of  Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements.

REED’S, INC.
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	Three months ended
	March 31,	March 31,
	2007	2006
SALES	$3,012,690	$1,979,272
COST OF SALES	2,473,068	1,688,876

GROSS PROFIT	539,622	290,396

OPERATING EXPENSES
Selling	554,165	287,158
General & Administrative	449,343	272,228
Total Operating Expenses	1,003,508	559,386

LOSS FROM OPERATIONS	(463,886)	(268,990)
OTHER INCOME (EXPENSES)
Interest Income	23,491	-
Interest Expense	(47,551)	(100,607)
Total Other Income (Expenses)	(24,060)	(100,607)

NET LOSS	$(487,946)	$(369,597)

LOSS PER SHARE — Basic and Diluted	$(0.07)	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	7,143,185	5,157,077

REED’S, INC.
BALANCE SHEET
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash	$469,643	$1,638,917
Restricted cash	1,726,120	1,580,456
Inventory	1,990,554	1,511,230
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $173,253 as of March 31, 2007 and December 31, 2006	1,369,389	1,183,763
Other receivables	36,461	24,811
Prepaid expenses	246,318	164,462

Total Current Assets	5,838,485	6,103,639

Property and equipment, net of accumulated depreciation of $701,901 as of March 31, 2007 and $663,251 as of December 31, 2006	1,928,137	1,795,163

OTHER ASSETS
Brand names	800,201	800,210
Other intangibles, net of accumulated amortization of $4,653 as of March 31, 2007 and $4,467 as of December 31, 2006	13,960	14,146
Deferred Costs	82,585	-
Total Other Assets	896,746	814,347

TOTAL ASSETS	$8,663,368	$8,713,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,823,811	$1,695,014
Bank overdraft	224,872	-
Lines of credit	1,354,896	1,355,526
Current portion of long term debt	175,720	71,860
Accrued interest	7,818	27,998
Accrued expenses	125,741	118,301

Total Current Liabilities	3,712,858	3,268,699

Long term debt, less current portion	835,240	821,362

Total Liabilities	4,548,098	4,090,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, 500,000 shares authorized, 58,940 issued and outstanding at March 31, 2007 and December 31, 2006, liquidation preference of $10.00 per share	589,402	589,402
Common stock, $.0001 par value, 11,500,000 shares authorized, 7,143,185 shares issued and outstanding at March 31, 2007 and December 31, 2006	714	714
Additional paid in capital	9,515,242	9,535,114
Accumulated deficit	(5,990,088)	(5,502,142)

Total stockholders’ equity	4,115,270	4,623,088

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,663,368	$8,713,149

REED’S, INC.
STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2007 and 2006
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(487,946)	$(369,597)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,836	34,918
Fair value of options issued to employees	25,128
Changes in operating assets and liabilities:
Accounts receivable	(185,626)	(207,103)
Inventory	(479,324)	(212,673)
Prepaid Expenses	(81,856)	36,303
Other receivables	(11,650)	1,200
Accounts payable	128,797	199,140
Accrued expenses	7,440	19,976
Accrued interest	(20,180)	6,408

Net cash used in operating activities	(1,066,381)	(491,428)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	(145,664)	-
Purchase of property and equipment	(171,624)	(19,271)

Net cash used in investing activities	(317,288)	(19,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from long term debt borrowings	163,276	-
Increase in bank overdraft	224,872	-
Principal payments on debt	(45,538)	(28,703)
Proceeds received on sale of common stock	-	811,955
Net borrowing (payment) on lines of credit	(630)	93,993
Payment for public offering expenses	(45,000)	-
Deferred Costs	(82,585)	(198,833)

Net cash provided by financing activities	214,395	678,412
NET (DECREASE)INCREASE IN CASH	(1,169,274)	167,713
CASH — Beginning of period	1,638,917	27,744

CASH — End of period	$469,643	$195,457